EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2020 FINANCIAL RESULTS

•	Second quarter net revenues of $111.6 million compared to net revenues of $127.5 million for the same period of fiscal 2019.
•	Second quarter net income of $4.1 million, or $0.32 per diluted share, compared to net income of $1.5 million, or $0.12 per diluted share, for the same period of fiscal 2019.
•

Net cash provided by operating activities of $0.8 million in the first six months of fiscal 2020, compared to net cash provided by operating activities of $12.1 million for the same period of fiscal 2019.

•	Backlog of $204.7 million at March 31, 2020, a decrease of 13.9% from $237.6 million at December 31, 2019, and a decrease of 13.0% from $235.2 million at September 30, 2019.
•	Capital investment in first six months of fiscal 2020 of $4.1 million and forecast for capital spending in fiscal 2020 between $10 million and $12.0 million.
•	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, April 30, 2020 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter fiscal year 2020 ended March  31, 2020.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“The COVID-19 pandemic and the impact it continues to have on the economy and the industries we serve have been unprecedented.  The proactive actions we have carefully taken were, and will continue to be, designed to keep our employees safe while also managing the financial well-being of our company.  Our second quarter started solid with gross margins averaging over 18% over the first two months of the quarter.  However, we began to be impacted by the pandemic in March making the gross margin for the quarter 17.3%, which was still 580 basis points higher than last year.  Operating profit was $4.3 million higher than the second quarter of fiscal 2019 on revenue that was lower by nearly $16 million.  These results show the favorable impact we have achieved in lowering our volume breakeven point which is crucial moving forward,” said Michael Shor, President and Chief Executive Officer.  “Looking forward, we see significant decreases in our volumes as COVID-19 impacts demand across our industries, especially aerospace, with many manufacturers announcing shutdowns and reduced production levels.  Based on current knowledge, we are carefully positioned to weather this downturn with strong liquidity and a significantly lower breakeven point vs. a year ago.”

 2nd Quarter Results

Net Revenues.   Net revenues were $111.6 million in the second quarter of fiscal 2020, a decrease of 12.5% from $127.5 million in the same period of fiscal 2019.   Volume was 4.3 million pounds in the second quarter of fiscal 2020, a decrease of 16.2% from 5.2 million pounds in the same period of fiscal 2019.  The decrease in volume is primarily attributable to COVID-19 and impacts on the aerospace supply chain due to the 737 MAX.  The product average selling price was $24.15 per pound in the second quarter of fiscal 2020, an increase of 2.9% from $23.48 per pound in the same period of fiscal 2019.  The increase in average selling price per pound largely reflects improved pricing combined with a higher value product mix most notably in aerospace and other markets as compared to the same period of last year, both of which increased average selling price per pound by approximately $0.79.  These increases were partially offset by lower market prices of raw materials which decreased average selling price per pound by approximately $0.12.

Gross Profit.    Gross profit was $19.3 million for the second quarter of fiscal 2020, an increase of $4.6 million from the same period of fiscal 2019. Gross margin as a percentage of net revenue increased to 17.3% in the second quarter of fiscal 2020 as compared to 11.5% in the same period of fiscal 2019, primarily attributable to improved pricing, higher value product mix and cost savings initiatives.  Margins increased despite challenges from plant shutdowns in March for safety measures to reduce the risk of spread of COVID-19.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $10.8 million for the second quarter of fiscal 2020.  Selling, general and administrative expense as a percentage of net revenues increased to 9.7% for the second quarter of fiscal 2020 compared to 8.4% for the same period of fiscal 2019.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.9% of net revenue, for the second quarter of fiscal 2020, compared to $0.9 million, or 0.7% of net revenue, in the same period of fiscal 2019.  The increase was primarily due to increased employment levels because of our ongoing investment in this core competency.

Operating Income/(Loss).  As a result of the above factors, operating income in the second quarter of fiscal 2020 was $7.5 million compared to operating income of $3.2 million in the same period of fiscal 2019.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $1.7 million in the second quarter of fiscal 2020 compared to $0.9 million in the same period of fiscal 2019.  The increase in expense was primarily driven by lower discount rates in the September 30, 2019 valuation which resulted in higher retirement liabilities and ultimately higher expense for the second quarter of fiscal 2020.

Income Taxes.    Income tax expense was $1.4 million in the second quarter of fiscal 2020, a difference of $0.9 million from expense of $0.5 million in the second quarter of fiscal 2019, driven by higher income before income taxes.

Net Income/(Loss).  As a result of the above factors, net income in the second quarter of fiscal 2020 was $4.1 million, compared to $1.5 million in the same period of fiscal 2019

Volumes, Competition and Pricing

Due to the widespread impact of the COVID-19 pandemic, the Company implemented a temporary shut-down of most of the Company’s production operations beginning the week of March 23, 2020, which impacted the last week of the second quarter.  The shut-down continued into the third quarter with operations resuming in mid-April in certain areas on a voluntary basis.  Volume shipped in the second quarter of fiscal 2020 was 4.3 million pounds, which was 0.1 million pounds higher sequentially than the first quarter of fiscal 2020, which was impacted by seasonality, and 0.9 million pounds, or 16.2%, lower than last year’s second quarter.

Volume shipped into the aerospace market in the second quarter of fiscal 2020 was slightly lower sequentially compared to the first quarter of fiscal 2020 and 0.6 million pounds lower than last year’s second quarter.  Volumes going forward in aerospace are expected to significantly decline due to both Boeing’s continuing issues with the 737 MAX and the demand reductions stemming from the COVID-19 pandemic. The pandemic has had effects across the aerospace industry with announced industry-wide shutdowns and reduced production levels.

Volume shipped into the chemical processing market in the second quarter of fiscal 2020 was lower sequentially by 0.1 million pounds compared to the first quarter of fiscal 2020 and lower than the second quarter of fiscal year 2019 by 0.3 million pounds, driven by lower base-business volumes, which the Company attributes to global economic uncertainty resulting from COVID-19, continued trade tariffs and the chemical industry’s reaction to the significant drop in the market prices of oil.

Volume shipped in the second quarter of fiscal 2020 into the industrial gas turbine market was 0.2 million pounds higher sequentially compared to the first quarter of fiscal 2020 and 0.2 million pounds higher than last year’s second quarter.  This was attributable to an easing of the inventory destocking in this market along with the initial impact of the Company’s share gain initiative.

Volume shipped into the other markets category in the second quarter of fiscal 2020 was higher sequentially by 0.1 million pounds compared to the first quarter of fiscal 2020 and lower by 0.2 million pounds compared to last year’s second quarter, the latter fluctuation driven by a reduction in flue gas desulfurization shipments.

The product average selling price per pound in the second quarter of fiscal 2020 was $24.15, which is higher sequentially compared to the first quarter of fiscal 2020 and higher than last year’s second quarter.  The increase is primarily driven by favorable product mix and the impact of price increases.  The Company continues to emphasize price increases in our high-value differentiated products.

Gross Profit Margin Trend Performance

The temporary shut-down of most of the Company’s production operations beginning the week of March 23, 2020 impacted the last week of the second quarter.  Margins in January and February averaged over 18% with a drop in margins in March.  Unfavorable fixed cost absorption compressed March margins due to the shutdown and lower volumes.  Overall for the second quarter, gross profit margin percentage was 17.3%, even with gross profit margin percentage for the first quarter of fiscal 2020.    Gross margin exceeded gross margin in last year’s second quarter by $4.6 million, or 580 basis points in spite of lower revenue of $15.9 million.  The Company’s continued initiatives to improve pricing, improve yields and reduce costs have lowered its volume breakeven point and have been favorable for gross margins.

Backlog

The Company has experienced lower order entry levels attributable to the grounding of the Boeing 737 MAX and the uncertainty from the global COVID-19 pandemic and its unprecedented impact on the economy, significant supply chain inventory reductions, continued trade tariffs and the significant drop in the oil prices.  Backlog was $204.7 million at March 31, 2020, a decrease of $32.9 million, or 13.9%, from $237.6 million at December 31, 2019.  Backlog pounds at March 31, 2020 decreased sequentially during the second quarter of fiscal 2020 by 15.8% as compared to December 31, 2019.  The average selling price of products in the Company’s backlog increased to $29.54 per pound at March 31, 2020 from $28.87 per pound at December 31, 2019, reflecting a favorable change in product mix.  Visibility with respect to the remainder of fiscal 2020 and beyond, is limited due to the uncertainty surrounding the ultimate impact of COVID-19 and the mitigation measures that are being pursued by governmental authorities.

Capital Spending

During the first six months of fiscal 2020, capital investment was $4.1 million, and total planned capital expenditures for fiscal 2020 are expected to be between $10.0 and $12.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $300.2 million at March 31, 2020, an increase of $17.7 million, or 6.3%, from $282.5 million at September 30, 2019. This increase resulted primarily from inventory increasing $21.5 million and accounts payable and accrued expenses decreasing by $7.2 million, partially offset by accounts receivable decreasing by $11.0 million during the first six months of fiscal 2020.

Liquidity

The Company had cash and cash equivalents of $52.4 million at March 31, 2020, inclusive of $8.1 million that was held by foreign subsidiaries in various currencies, compared to $31.0 million at September 30, 2019.  Additionally, the Company has borrowings against its line of credit outstanding of $30.0 million as of March 31, 2020 compared to zero borrowed as of September 30, 2019.

Net cash provided by operating activities in the first six months of fiscal 2020 was $0.8 million compared to net cash provided by operating activities of $12.1 million in the first six months of fiscal 2019, a decrease of $11.3 million.  Cash flow from operating activities in the first six months of fiscal 2020 was adversely impacted by higher tax payments as compared to the same period of fiscal 2019, an increase in inventory as compared to a decrease in the same period of fiscal 2019 and a decrease in accounts payable and accrued expenses as compared to an increase in the same period of fiscal 2019.  These impacts were partially offset by higher net income in the first six months of fiscal 2020 as compared to the same period of fiscal 2019 and a decrease in accounts receivable in the first six months of fiscal 2020 as compared to an increase in the same period of fiscal 2019.

Net cash used in investing activities was $4.1 million in the first six months of fiscal 2020 which was lower than cash used in investing activities during the same period of fiscal 2019 due to lower additions to property, plant and equipment.

Net cash provided by financing activities was $24.6 million in the first six months of fiscal 2020, primarily driven by the borrowing of $30.0 million against the revolving line of credit.  This source of cash was partially offset by cash used in financing activities of $(5.4) million primarily attributable to dividends paid, which amount was comparable to the same period of fiscal 2019.

The Company’s sources of liquidity for fiscal 2020 are expected to consist primarily of cash generated from operations, cash on hand and, if needed, additional borrowings under the U.S. revolving credit facility. At March 31, 2020, the Company had cash of $52.4 million and an outstanding balance of $30 million under its $120.0 million U.S. revolving credit facility with access to an additional $90.0 million, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures, regular quarterly dividends and working capital requirements over the next twelve months.

During the second quarter of fiscal 2020 the Company undertook measures to further secure its liquidity position and to provide financial flexibility given uncertain market conditions as a result of the COVID-19 outbreak, including drawing $30.0 million available under the line of credit.  In addition, the Company temporarily reduced the base salaries of the President and Chief Executive Officer, the Vice-Presidents and other members of the executive team by 10%, and the members of the Board of Directors also temporarily reduced their total cash compensation by 10%.

Dividend Declared

On April 30, 2020, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable June 15, 2020 to stockholders of record at the close of business on June 1, 2020. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Guidance

The Company is anticipating increased challenges in the third quarter of fiscal year 2020 with elevated uncertainty and lower demand due to the COVID-19 global pandemic and many customers announcing shutdowns and reduced production levels.   As the Company manages through these unprecedented issues, its focus will be on cash flow, especially generating cash through decreasing inventory levels.  The Company expects revenue and earnings in the third quarter of fiscal 2020 to be well below those of the second quarter of fiscal 2020.

Earnings Conference Call

The Company will host a conference call on Friday, May 1, 2020 to discuss its results for the second quarter of fiscal 2020.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 1, 2020	Dial-In Numbers:	844-602-0380 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0970 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, May 1st at 11:00 a.m. ET, through 11:59 p.m. ET on Monday,  June 1, 2020. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	34354

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2020 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures, dividends and the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A of Part II of the Company’s Quarterly Report for the quarter ended March 31, 2020 and Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2020	2019	2020
Net revenues	$127,474	$111,563	$234,543	$220,016
Cost of sales	112,791	92,267	208,525	181,977
Gross profit	14,683	19,296	26,018	38,039
Selling, general and administrative expense	10,663	10,785	21,791	22,292
Research and technical expense	859	1,028	1,693	1,910
Operating income (loss)	3,161	7,483	2,534	13,837
Nonoperating retirement benefit expense	856	1,700	1,712	3,400
Interest income	(18)	(10)	(38)	(24)
Interest expense	284	296	525	547
Income (loss) before income taxes	2,039	5,497	335	9,914
Provision for (benefit from) income taxes	530	1,429	429	2,578
Net income (loss)	$1,509	$4,068	$(94)	$7,336
Net income (loss) per share:
Basic	$0.12	$0.32	$(0.01)	$0.58
Diluted	$0.12	$0.32	$(0.01)	$0.58
Weighted Average Common Shares Outstanding
Basic	12,449	12,474	12,440	12,467
Diluted	12,600	12,504	12,440	12,497

Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

 (in thousands, except share data)

	September 30,	March 31,
	2019	2020
ASSETS
Current assets:
Cash and cash equivalents	$31,038	$52,406
Accounts receivable, less allowance for doubtful accounts of $441 and $697 at September 30, 2019 and March 31, 2020, respectively	76,979	65,970
Inventories	258,802	280,337
Income taxes receivable	1,757	377
Other current assets	3,297	4,440
Total current assets	371,873	403,530
Property, plant and equipment, net	169,966	164,720
Deferred income taxes	34,132	34,666
Other assets	7,756	9,895
Goodwill	4,789	4,789
Other intangible assets, net	5,284	5,184
Total assets	$593,800	$622,784
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,497	$28,310
Accrued expenses	18,833	17,810
Income taxes payable	—	70
Accrued pension and postretirement benefits	4,250	4,250
Revolving credit facilities	—	30,000
Deferred revenue—current portion	2,500	2,500
Total current liabilities	60,080	82,940
Long-term obligations (less current portion)	8,609	8,598
Deferred revenue (less current portion)	15,329	14,079
Deferred income taxes	2,016	2,016
Operating lease liabilities	—	2,306
Accrued pension benefits (less current portion)	101,812	98,523
Accrued postretirement benefits (less current portion)	109,679	110,710
Total liabilities	297,525	319,172
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,566,969 and 12,615,830 shares issued and 12,513,500 and 12,556,921 shares outstanding at September 30, 2019 and March 31, 2020, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	253,843	255,896
Accumulated earnings	125,296	140,297
Treasury stock, 53,469 shares at September 30, 2019 and 58,909 shares at March 31, 2020	(2,239)	(2,437)
Accumulated other comprehensive loss	(80,638)	(90,157)
Total stockholders’ equity	296,275	303,612
Total liabilities and stockholders’ equity	$593,800	$622,784

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2019	2020
Cash flows from operating activities:
Net income (loss)	$(94)	$7,336
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	9,296	9,639
Amortization	155	100
Pension and post-retirement expense - U.S. and U.K.	4,487	6,897
Change in long-term obligations	—	(24)
Stock compensation expense	1,157	1,631
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	238	(1,782)
Loss on disposition of property	5	—
Change in assets and liabilities:
Accounts receivable	(7,765)	11,122
Inventories	969	(21,192)
Other assets	(846)	(961)
Accounts payable and accrued expenses	4,124	(7,668)
Income taxes	4,788	1,447
Accrued pension and postretirement benefits	(3,207)	(4,488)
Net cash provided by (used in) operating activities	12,057	807
Cash flows from investing activities:
Additions to property, plant and equipment	(5,409)	(4,100)
Net cash used in investing activities	(5,409)	(4,100)
Cash flows from financing activities:
Revolving credit facility borrowings	16,600	30,000
Revolving credit facility repayments	(16,600)	—
Dividends paid	(5,505)	(5,523)
Proceeds from exercise of stock options	215	422
Payment for purchase of treasury stock	(308)	(198)
Payments on long-term obligation	(71)	(82)
Net cash used in financing activities	(5,669)	24,619
Effect of exchange rates on cash	(1)	42
Increase (decrease) in cash and cash equivalents:	978	21,368
Cash and cash equivalents:
Beginning of period	9,802	31,038
End of period	$10,780	$52,406

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(dollars in thousands)	2019	2019	2019	2019	2020
Net revenues	$127,474	$126,032	$129,640	$108,453	$111,563
Gross profit margin	14,683	18,175	21,310	18,743	19,296
Gross profit margin %	11.5%	14.4%	16.4%	17.3%	17.3%
Net income (loss)	1,509	3,802	6,037	3,268	4,068
Net income (loss) per share:
Basic	$ 0.12	$ 0.30	$ 0.48	$ 0.26	$ 0.32
Diluted	$ 0.12	$ 0.30	$ 0.48	$ 0.26	$ 0.32